FOR IMMEDIATE RELEASE	Contact:	Sharon Schultz
	Tel:	(301) 351-0109
	email:	schultzpr@mchsi.com

ISORAY ANNOUNCES MAJOR INTERNATIONAL
DISTRIBUTION AGREEMENT FOR GLIASITE®
FDA-Cleared GliaSite® Balloon Catheter System is World's Only Device to
Deliver Liquid Radiation Source Therapy for Brain Cancer Treatment

Richland, WA (November 3, 2011) - - IsoRay, Inc. (Amex: ISR) announced today that it has entered into an international distribution agreement with Karlheinz Goehl-Medizintechnik Goehl for distribution in certain European markets of the GliaSite® radiation therapy system, the world's only FDA-cleared balloon catheter device used in the treatment of various brain cancers. The system’s balloon catheter is an innovative technology that allows physicians to treat more patients than ever before with brachytherapy or internal radiation therapy. Karlheinz Goehl-Medizintechnik Goehl, located in Germany, was previously the largest international distributor of the GliaSite® radiation therapy system.

The GliaSite® system offers a number of advantages over other available brain cancer treatments.  It targets a specified high dose of a liquid radiation source in the areas most likely to contain cancer after brain tumor removal and is less likely to damage healthy brain tissue.  It helps minimize the possibility of the tumor recurring, which in turn impacts patient longevity.  GliaSite® also provides patients with quality of life benefits because it eliminates the need for thirty to forty follow-up external radiation treatments.

IsoRay CEO Dwight Babcock said the GliaSite® system represents another important step forward. "The GliaSite® system represents continued progress toward our goal of expanding the use of brachytherapy solutions to treat cancers throughout the entire body.  This distribution agreement allows us to pursue the recapture of the $4-5 million in annual revenue previously generated by product sales when Hologic owned the device.  It also represents an important development for brain cancer patients and their doctors in providing a crucial treatment option that delivers improved outcomes and quality of life," said Babcock.

Karlheinz Goehl-Medizintechnik Goehl President Charly Goehl, commented, "In 2002, our company was the first to have patients treated with GliaSite® outside the U.S. We had great success in providing a safe, adjuvant and remarkably life-extending therapy for glioma patients whilst keeping their quality-of-life-index in the highest possible range, which was our main goal. We are awaiting the CE mark and then we will start to deliver the system to existing and new customers. Previous customers are very excited to have GliaSite® available again."

IsoRay expects to achieve regulatory approval for a new liquid form of its Cesium-131, an exciting advance in brachytherapy for the treatment of brain cancer, that would be delivered using the GliaSite radiation therapy system.  Until then, the system will use the Iodine-125 liquid radiation source, which IsoRay licenses exclusively for worldwide distribution.  Previously, approximately 500 GliaSite ® cases were performed annually at some 40 hospitals worldwide. GliaSite® therapy has established reimbursement for both in-patient and out-patient settings.

IsoRay is the exclusive manufacturer of Cesium-131 which represents one of the most important isotope advancements in internal radiation therapy in the last 20 years. Cesium-131 allows for the internal radiation treatment of many different cancers because of its unique combination of high energy (its distinctive tissue penetrating capability reaching just far enough to treat the cancer) and its 9.7 day half-life (its matchless speed in giving off therapeutic radiation).  In addition to its CMS codes, Cesium-131 is FDA-cleared for the treatment of prostate cancer, lung cancer, ocular melanoma cancer, brain cancer, colorectal cancer, and head and neck cancer as well as other cancers throughout the body.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body.  Learn more about this pioneering Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement
Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, the advantages of the Gliasite delivery system, whether IsoRay will be able to expand its base beyond prostate cancer, future sales of a liquid form of Cesium-131 to be used with Gliasite, whether the use of Cesium-131 to treat brain or other cancers will be successful in the initial and any future implants, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of early clinical studies, whether initial implants of Cesium-131 to treat brain cancers result in favorable patient outcomes, whether resources are available as needed to develop a liquid form of Cesium-131 and whether such liquid form receives and maintains all required regulatory approvals, whether any liquid form of Cesium-131 is able to be used successfully with the Gliasite delivery system or in another delivery system, , and other risks detailed from time to time in IsoRay's reports filed with the SEC.